Exhibit 99.1

HALOZYME REPORTS THIRD QUARTER 2021 RESULTS

– Record Quarterly Royalties in the Third Quarter of $58.6 million Representing 145% Growth over Third Quarter 2020 –

– Third Quarter Revenue of $115.8 million with GAAP Diluted Earnings per Share of $1.48 and Non-GAAP Diluted Earnings per Share of $0.55 –

– Increasing Lower End of Revenue and Operating Income 2021 Guidance Ranges to Reflect Strong Third Quarter Results –

– Increasing GAAP Diluted Earnings per Share 2021 Guidance to Reflect an Income Tax Benefit Related to the Release of a Valuation Allowance for Deferred Tax Assets, Increasing Lower End of Non-GAAP Diluted Earnings per Share 2021 Guidance –

SAN DIEGO, November 2, 2021 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the third quarter ended September 30, 2021 and provided an update on its recent corporate activities and outlook.

“Our strong 2021 performance continued in the third quarter fueled by 145% growth over the prior year period in revenue from royalties. We continue to project that full year royalty revenue in 2021 will be more than double 2020 royalty revenue. Our topline growth in turn resulted in strong profitability for the quarter,” said Dr. Helen Torley, president and chief executive officer. “We look forward to additional study starts before year-end as our partners continue making progress in the clinic developing products utilizing our ENHANZE® technology, with the goal of providing patients with additional treatment options.”

Recent Partner Highlights:

•In July 2021, Janssen elected the target HIV reverse transcriptase, representing the third target selected by Janssen for development with ENHANZE®.

•In July 2021, Janssen received U.S. Food and Drug Administration approval for DARZALEX FASPRO® in combination with pomalidomide and dexamethasone for patients with multiple myeloma after first or subsequent relapse.

•In October 2021, Janssen’s DARZALEX FASPRO® was approved by the China National Medical Products Administration (NMPA) for the treatment of primary light chain amyloidosis, in combination with bortezomib, cyclophosphamide and dexamethasone (D-VCd) in newly diagnosed patients. This followed a similar approval Janssen Pharmaceutical K.K. received in

August 2021 from Japan’s Ministry of Health, Labour and Welfare (MHLW) for DARZQURO® (Daratumumab SC) for the additional indication of systemic AL amyloidosis.

Recent Corporate Highlights:
•During the third quarter, the Company repurchased approximately 1.6 million shares of common stock for $64.7 million at an average price per share of $41.40. Year-to-date through the third quarter of 2021, Halozyme has repurchased a total of 4.4 million shares of common stock for $189.7 million at an average price of $43.35. In October 2021, the Company repurchased an additional 0.3 million shares of common stock for $10.3 million, resulting in a total of $200.0 million in share repurchases in 2021 and completing the Board-authorized three-year share repurchase plan that began in November 2019. Under the program a total of 22.3 million shares were repurchased for $550.0 million at an average price per share of $24.72.

Third Quarter Financial Highlights

•Revenue for the third quarter was $115.8 million compared to $65.3 million for the third quarter of 2020. The year-over-year increase was primarily driven by an increase in royalty revenue primarily attributable to subcutaneous DARZALEX® (daratumumab) and an increase in product sales. Revenue for the quarter included $58.6 million in royalties, an increase of 145% compared to $23.9 million in the prior year period.

•Cost of product sales for the third quarter was $18.6 million, compared to $5.6 million for the third quarter of 2020. The year-over-year increase was primarily driven by higher product sales, principally the sales of bulk rHuPH20 to the Company’s partners.

•Research and development expenses for the third quarter were $8.5 million, compared to $7.7 million for the third quarter of 2020. The increase is primarily due to an increase in compensation expense, including stock-based compensation, for personnel to support additional ENHANZE® targets entering clinical development.

•Selling, general and administrative expenses for the third quarter were $13.2 million, compared to $11.7 million for the third quarter of 2020. The increase was primarily due to an increase in compensation expense, including stock-based compensation, for personnel to support additional ENHANZE® targets entering clinical development.

•Operating Income: On a GAAP basis in the third quarter of 2021, operating income was $75.6 million, compared to an operating income of $40.3 million in the third quarter of 2020.

•Net Income: On a GAAP basis in the third quarter of 2021, net income was $216.6 million, compared with net income of $36.2 million in the third quarter of 2020. Non-GAAP net income was $80.5 million in the third quarter of 2021, compared with Non-GAAP net income of $44.0 million in the third quarter of 2020.1

•Earnings per Share: On a GAAP basis in the third quarter of 2021, diluted earnings per share was $1.48, compared with $0.25 in the third quarter of 2020. On a Non-GAAP basis diluted earnings per share was $0.55, compared with diluted earnings per share of $0.31 in the third quarter of 2020.1

•Third quarter financial results include the reversal of substantially all of the valuation allowance recorded against the Company’s deferred tax assets. This reversal resulted in the recognition of a non-cash income tax benefit during the quarter of $142.5 million, or $0.97 earnings per diluted share. The Company maintains a full valuation allowance on its deferred tax assets (DTAs) until there is sufficient evidence to support the reversal of all or some portion of these allowances. On a periodic basis, the Company reassesses the valuation allowance of its DTAs, weighing all positive and negative evidence, to assess if it is more-likely-than-not that some or all of the Company’s DTAs will be realized. As of the third quarter, the Company has demonstrated profitability and cumulative pretax income as well as forecasting revenue growth. After assessing both the positive and negative evidence, the Company determined that it was more likely than not that its DTAs would be realized and released substantially all of the valuation allowance related to federal and state DTAs as of September 30, 2021.

•Cash, cash equivalents and marketable securities were $815.9 million on September 30, 2021, compared to $368.0 million on December 31, 2020.

•During the third quarter, the Company repurchased 1.6 million shares of common stock for $64.7 million at an average price of $41.40. In October 2021, the Company repurchased an additional 0.3 million shares of common stock for $10.3 million, completing its Board- authorized three-year share repurchase plan that began in November 2019. Under the program a total of 22.3 million shares were repurchased for $550.0 million at an average price per share of $24.72.

Financial Outlook for 2021

The Company is increasing the lower end of revenue and operating income guidance ranges to reflect strong third quarter results. In addition, the Company is increasing GAAP diluted earnings per share guidance to reflect an income tax benefit related to the release of a valuation allowance for its deferred tax assets, and increasing the lower end of Non-GAAP diluted earnings per share guidance. The Company now expects:

•Revenues of $430 million to $445 million, increased from prior guidance of $425 million to $445 million, representing year-over-year growth of 61%-66%;

•GAAP Operating Income of $265 million to $280 million, increased from prior guidance of $260 million to $280 million, representing year-over-year growth of 84%-94%;

•GAAP Net Income of $380 million to $395 million, up from prior guidance of $235 million to $255 million due to the income tax benefit recorded in Q3 2021; and Non-GAAP Net Income of $285 million to $300 million, compared to prior guidance of $280 million to $300 million;1

•GAAP Diluted Earnings per Share of $2.60 to $2.70, up from prior guidance of $1.55 to $1.70 due to the income tax benefit recorded in Q3 2021; and

•Non-GAAP Diluted Earnings per Share of $1.90 to $2.00, compared to prior guidance of $1.85 to $2.00, representing year-over-year growth of 70%-79%.1

Webcast and Conference Call

Halozyme will webcast its Quarterly Update Conference Call for the third quarter of 2021 today, Tuesday, November 2, 2021 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a replay will be available following the close of the call. To register for this conference call, please use this link: https://conferencingportals.com/event/QfiVLXsr. After registering, you will receive an email confirmation that includes dial in details and unique conference call codes for entry. Registration is open through the live call. However, to ensure you are connected for the full call, please register a day in advance or at minimum 10 minutes before the start of the call.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. Halozyme advises and supports its biopharmaceutical partners in key aspects of new drug development with the goal of improving patients' lives while helping its partners achieve global commercial success. As the innovators of the ENHANZE® technology, which can reduce hours-long treatments to a matter of minutes, Halozyme’s commercially-validated solution has touched more than 500,000 patient lives in post-marketing use via five commercialized products across more than 100 global markets. Halozyme and its world-class partners are currently advancing multiple therapeutic programs intended to deliver innovative therapies, with the potential to improve the lives of patients around the globe. Halozyme’s proprietary enzyme rHuPH20 forms the basis of the ENHANZE® technology and is used to facilitate the delivery of injected drugs and fluids, potentially reducing the treatment burden of other drugs to patients. Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, AbbVie, Lilly, Bristol-Myers Squibb, Alexion, argenx, Horizon Therapeutics and ViiV Healthcare. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company’s partners make progress developing and commercializing their products being developed using ENHANZE®. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Note Regarding Use of Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports Non-GAAP net income and Non-GAAP diluted earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP net income and Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discount, debt extinguishment expense and certain adjustments to income tax expense. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company evaluates other items of income and expense on an individual basis and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of Halozyme’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Halozyme considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2021) and expectations for future growth, profitability, revenue, operating income, cash flow, expenses and earnings-per-share. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible activity, benefits and attributes of ENHANZE®, the possible method of action of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of larger volumes of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company's ENHANZE® business may include potential growth and receipt of royalty and milestone payments driven by our partners' development and commercialization efforts, potential new clinical trial study starts, the size and growth prospects of our partners' drug franchises, potential new ENHANZE® collaborations and collaborative targets and regulatory review and potential approvals of new ENHANZE® products. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected results or delays in the growth of the Company’s ENHANZE® business, or in the development, regulatory review or commercialization of ENHANZE® products, including any potential delays caused by the current COVID-19 global pandemic, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.

Contact:
Al Kildani
Vice President, Investor Relations and Corporate Communications
858-704-8122
ir@halozyme.com

Footnotes:
1. Reconciliations between GAAP reported and non-GAAP financial information and adjusted guidance measures are provided at the end.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Royalties	$58,563	$23,931	$141,264	$56,599
Product sales, net	25,047	9,048	77,173	23,532
Revenues under collaborative agreements	32,220	32,337	122,870	65,760
Total revenues	115,830	65,316	341,307	145,891
Operating expenses:
Cost of product sales	18,589	5,568	59,826	17,095
Research and development	8,486	7,747	25,564	26,856
Selling, general and administrative	13,169	11,702	36,549	35,309
Total operating expenses	40,244	25,017	121,939	79,260
Operating income	75,586	40,299	219,368	66,631
Other income (expense):
Investment and other income, net	274	961	771	4,764
Inducement expense related to convertible note	—	—	(20,960)	—
Interest expense	(1,754)	(4,990)	(5,471)	(15,342)
Net income before income taxes	74,106	36,270	193,708	56,053
Income tax (benefit) expense	(142,481)	63	(142,232)	132
Net income	$216,587	$36,207	$335,940	$55,921

Net income per share:
Basic	$1.53	$0.27	$2.39	$0.41
Diluted	$1.48	$0.25	$2.28	$0.40

Shares used in computing net income per share:
Basic	142,021	136,578	140,815	136,575
Diluted	146,690	142,081	147,652	139,971

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$491,683	$147,703
Marketable securities, available-for-sale	324,237	220,310
Accounts receivable, net and other contract assets	112,099	97,730
Inventories	55,978	60,747
Prepaid expenses and other assets	33,302	28,274
Total current assets	1,017,299	554,764
Property and equipment, net	9,588	10,593
Prepaid expenses and other assets	15,552	14,067
Deferred tax assets	142,481	—
Restricted cash	500	500
Total assets	$1,185,420	$579,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,322	$1,928
Accrued expenses	18,335	20,483
Deferred revenue, current portion	2,245	1,746
Current portion of long-term debt, net	89,251	397,228
Total current liabilities	113,153	421,385

Deferred revenue, net of current portion	2,530	4,026
Long-term debt, net	786,454	—
Other long-term liabilities	1,609	3,466

Stockholders’ equity:
Common stock	141	135
Additional paid-in capital	407,229	625,483
Accumulated other comprehensive (loss) income	(14)	22
Accumulated deficit	(125,682)	(474,593)
Total stockholders’ equity	281,674	151,047
Total liabilities and stockholders’ equity	$1,185,420	$579,924

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2021	2020
GAAP Net Income	$216,587	$36,207
Adjustments:
Share-based compensation	5,399	4,220
Amortization of debt discount	968	3,552
Income tax benefit(1)	(142,481)	—
Income tax effect of above adjustments (1)	(5)	(13)
Non-GAAP Net Income	$80,468	$43,966

GAAP Diluted EPS	$1.48	$0.25
Adjustments:
Share-based compensation	0.04	0.03
Amortization of debt discount	0.01	0.02
Income tax benefit (1)	(0.97)	—
Non-GAAP Diluted EPS	$0.55	$0.31

GAAP & Non-GAAP Diluted Shares	146,690	142,081
(1) In the third quarter of 2021, the Company recognized a non-cash tax benefit of approximately $142 million related to the release of substantially all of its valuation allowance against its deferred tax assets. Estimated income tax effect of the Non-GAAP reconciling items are calculated using applicable statutory tax rates, taking into consideration of any valuation allowance.
Dollar amounts, as presented, are rounded. Consequently totals may not add up.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS 2021 Guidance
(Unaudited)
(In millions, except per share amounts)

	2021	2020
GAAP Net Income	$ 380 - 395	$129.1
Adjustments:
Inducement expense related to convertible note	21 - 21	—
Share-based compensation	21 - 21	17.2
Amortization of debt discount	4 - 4	14.1
Income tax benefit	(142) - (142)	—
Non-GAAP Net Income	$ 285 -300	$160.4

GAAP Diluted EPS	$ 2.60 - 2.70	$0.91
Adjustments:
Inducement expense related to convertible note	0.14 - 0.14	—
Share-based compensation	0.14 - 0.15	0.12
Amortization of debt discount	0.02 - 0.02	0.10
Income tax benefit	(0.97) - (0.97)	—
Non-GAAP Diluted EPS	$ 1.90 - 2.00	$1.12

GAAP & Non-GAAP Diluted Shares	147 - 148	141.5
Dollar amounts, as presented, are rounded. Consequently totals may not add up.